EXHIBIT 10.15

STOCK APPRECIATION RIGHT AGREEMENT

THIS STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”), between HSN, Inc., a Delaware corporation (the “Company”), and the Participant set forth in the Grant Summary (the “Grantee”) is made as of the Grant Date set forth in the Grant Summary.

1.	Award and Vesting of SARs

(a)Subject to the terms, definitions, and provisions of this Agreement and the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, as amended, (the “Plan”), the Company hereby grants to the Grantee as of the Award Date a stock appreciation right with respect to the total number of shares of common stock, par value $0.01 per share (“Common Stock”), and at the grant price per share set forth in the Grant Summary (the “SARs”). Your Grant Summary, on the Morgan Stanley Stock Plan Connect System or any successor equity administration website or system (the “Grant Summary”) sets forth the Award Date, the number of SARs granted to you by the Company and the grant price for such SARs (among other information), and is hereby incorporated by reference to, and shall be read as part and parcel of, this Agreement. Any defined terms not defined in this Agreement or the Grant Summary shall have the meaning ascribed to it in the Plan.

(b)Subject to the terms and conditions of this Agreement and the provisions of the Plan, the SARs shall vest and no longer be subject to any restriction in accordance with the Vesting Period described in the Grant Summary.

(c)Notwithstanding the provisions of Section 1(b) and except as provided in Section 5 of this Agreement, in the event of termination of the Grantee’s service with the Company during the Vesting Period for any reason, all remaining unvested SARs shall be forfeited by the Grantee and canceled in their entirety effective immediately upon such termination.

(d)Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the SARs will expire on the tenth anniversary of the Award Date.

(e)The maximum value of each SAR shall not exceed the maximum value established by the Committee, if any. For example, assuming the Committee establishes a maximum value of 200 percent appreciation, each SAR be automatically exercised (pursuant to Section 2) and convert into two thirds of one share per SAR at the time the share price has appreciated by 200 percent from the grant price (e.g., grant price of $50, maximum value is achieved when the stock price reaches $150 which equates to $100 in value or two-thirds of a share ($100/$150).

(f)Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Grantee’s service at any time, with or without cause.

2.     Exercise.

(a)The vested portion of the SARs shall be exercisable by delivery to the Company of a written notice stating the number of whole shares of Common Stock in respect of which such SARs are being exercised. The SARs may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the SARs are then exercisable if less than 100). Fractional share interests shall be disregarded except they may be accumulated.

(b)After or upon vesting, if the Company’s stock price equals or exceeds any maximum value established by the Committee, any vested and unexercised SARs shall be automatically exercised.

(c)Upon exercise of any SARs pursuant to this Section 2, Grantee will receive a payment equal to the difference between (i) the lower of (a) the Fair Market Value of the shares of Common Stock on the date of exercise and (b) any maximum value established by the Committee and (ii) the grant price. Such difference between (i) and (ii) shall multiplied by the number of SARs exercised. Payment shall be made, in the sole discretion of the Company, in either cash or shares of Common Stock (either in book-entry form or otherwise), and shall be net of any amounts required to satisfy the Company’s withholding obligations.

3.	Non-Transferability of the SARs

During the Vesting Period and until such time as the SARs are ultimately settled as provided in Section 2 above, the SARs shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.    Rights as a Stockholder

Except as otherwise specifically provided in this Agreement or the Plan, until the SARs are exercised and only to the extent the Grantee receives and owns shares of Common Stock, the Grantee shall not be entitled to any rights of a stockholder with respect to the SARs (including the right to vote the shares of Common Stock underlying the SARs and the right to receive dividends).

5.    Effect of Corporate Capitalization or Change in Control

(a)Except as set forth in Section 5(b), in the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the number of SARs and the shares underlying such SARs shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as restricted property) as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

(b)In the event of any change which results in the Company becoming part of an affiliated group of entities the ultimate parent of which (the “Surviving Parent”) is not the Company or a successor entity of the Company but is a company that (i) has common stock listed and traded on a national securities exchange, and (ii) takes all appropriate action to provide for the issuance of stock appreciation rights relating to its publicly listed and traded common stock (“Continuing SARs”) by converting the SARs into a number of Continuing SARs having a value equal to the value of the SARs as of the date of the change based on the closing market price of the relevant reference shares as of the date of the change, the SARs shall be so converted into Continuing SARs as of the date of such change. If Continuing SARs are granted in accordance with the foregoing, reference in this Agreement to SARs will be deemed to include the Continuing SARs, references to Company will be deemed to include the Surviving Parent and other relevant references will be deemed to be amended to give fair and full effect to this Agreement.

(c)In the event of any change which results in the Company becoming part of an affiliated group of entities the ultimate parent of which either (i) does not have common stock listed or traded on a national securities exchange or (ii) fails to take appropriate action to provide for the issuance of Continuing SARs, each SAR shall be converted into the right to receive an amount of cash (each, a “Cash Right”) equal to the difference (if the closing stock price is greater than the strike price) between the strike price and the closing stock price on the last trading date of the Company’s Common Stock on a national securities exchange preceding the change (or, if required by Section 409A of the Code, the price at the closest practicable time before such change). Subject to Section 5(d) below, each Cash Right shall vest on the same terms and same date that the corresponding SAR was scheduled to vest and shall become immediately payable and shall be paid and settled in cash as of the date that such Cash Right becomes vested. If the strike price is greater than or equal to the closing stock price on the last trading date of the Company’s stock on a national securities exchange as of the date of such change all SARs which are not converted to Continuing SARs shall be forfeited as of the date of such change.

(d)With respect to the awards evidenced by this Agreement, subject to paragraph (e) of Section 10 of the Plan, notwithstanding any provision of the Plan to the contrary, upon Grantee’s Termination of Employment, during the one-year period following a Change in Control, by the Company (for other than Cause or Disability) or by the Grantee for Good Reason:
(i)any SARs or Continuing SARs outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such SAR would be exercisable in the absence of this Section 5(d) and (ii) and the earlier of (A) the first anniversary of such Change in Control and (B) the expiration date of the SARs;
(ii)the Cash Right, as applicable, shall be fully vested and become immediately payable and shall be paid and settled; and

(iii)all SARs, Continuing SARs or the Cash Right, as applicable, shall be considered to be earned and any restrictions shall lapse and shall be settled as promptly as is practicable in the relevant Continuing SARs or cash, as applicable.

(e)Notwithstanding the foregoing, in no event shall a Change in Control for purposes of any distribution be deemed to occur unless the event satisfies the requirements of Treasury Regulation Section 1.409A3-(i)(5) to the extent (but only to the extent) that any such distribution under this Section would otherwise violate Section 409A of the Code.

6.	Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Grantee in connection with the SARs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.	Non-Competition

The Grantee’s acceptance of the Award covered by this Agreement shall constitute an agreement between the Grantee and the Company that, until the end of the 12 month period following the termination of the Grantee’s employment with the Company (the “Prohibited Term”), whether voluntarily or involuntarily, the Grantee may not accept employment with, consult for, serve as an independent contractor for or make a greater than 1% investment in any Competing Business or any entity that has any material investment or interest in any Competing Business.  If the Company determines that the Grantee has violated the terms of this Section 7, it shall be entitled to recover the value of all SARs that vested or were exercised in the previous 12 months.
“Competing Business” means (i) any merchandising vendor who has engaged in business with the Company within the last 12 months as of the date of Employee’s termination or (ii) any company, entity, business or other endeavor, including its affiliated Internet and digital entities, that are in competition with the Company in the field of television retailing or internet/digital retailing including, without limitation, QVC, EVINE (f/k/a Shop HQ), or World Shopping Source (aka WSS), or Jewelry Television, aka America’s Collectibles Network, Inc., or ACNTV, as well as any company which subsequently enters the field of television retailing as its primary business, or any other field the Company becomes engaged in at any time during the Prohibited Term which could change from time to time.

8.    Forfeiture and Company Right to Recover Fair Market Value of Shares Received Pursuant to SARs

The parties acknowledge and agree that this Award and any proceeds or value received as a result vesting of this Award shall be subject to the terms of the Company’s executive compensation recovery (or “clawback”) policy provided for in the Company’s Code of Business Conduct and Ethics, currently in place and as such policy may be amended from time to time or any other clawback policy as may be adopted by the Company’s Board of Directors from time-to-time.

9.	Other Restrictions

(a)    The SARs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of SARs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)    The Grantee acknowledges that the Grantee is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Grantee is on the Company’s insider list, the Grantee may be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the SARs, and may be prohibited from selling such shares other than during an open trading window. The Grantee further acknowledges that, in its discretion, the Company may prohibit the Grantee from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

10.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by overnight courier; registered or certified mail, return receipt requested, postage prepaid; hand delivery to the other party; corporate assigned email; personal address provided to the Company; or Agent or by facsimile addressed as follows:

If to the Grantee: at the address last provided by the Grantee to the Company’s Human Resources Department or the Agent.

If to the Company:        HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729
Attention:  General Counsel
Facsimile:  (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notices and communications shall be effective upon the earlier of (i) when actually received by the addressee, (ii) four business days if by registered or certified mail, (iii) next business day if sent via overnight delivery, e-mail, facsimile, or electronic delivery. The Grantee consents to electronic delivery of (i) all communications under the Plan or necessary for administration of the Plan and (ii) any documents required to be delivered by the Company under the securities laws.

11.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

12.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement and the Grant Summary, the SARs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Florida, which shall be the exclusive jurisdiction for the resolution of any such disputes.  The Grantee hereby agrees and consents to the personal jurisdiction of said courts over the Grantee for purposes of the resolution of any and all such disputes.

13.	Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.	Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Grant Summary (or any information posted on the Morgan Stanley Stock Plan Connect System) and this Agreement, the Plan and/or the books and records of the Company, or (ii) ambiguity in the Grant Summary (or any information posted on the Morgan Stanley Stock Plan Connect System), this Agreement, the Plan and/or the books and records of the Company, as applicable, shall control.

15.	Amendment

The Company may modify, amend or waive the terms of the SAR award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

17.	Counterparts

This Agreement may be executed electronically or in counterparts, which together shall constitute one and the same original.

18.    Data Protection

The Grantee authorizes the release from time to time to the Company (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  Without limiting the above, Grantee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)).  Grantee hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Company, his or her employing company or the Agent considers appropriate.  Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer. Your acceptance of the benefits of this Agreement constitutes your acceptance to be bound by its terms.

HSN, INC.

By:
Maria Martinez
Chief Human Resources Officer